                              CONFIRMING STATEMENT

        This Statement confirms that the undersigned, Ian Bitterlin, has authorized and designated John K. Penver, Catherine Brophy and Maya Walker to
execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Active Power, Inc. The authority of John K. Penver, Catherine Brophy and Maya Walker under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of
Active Power, Inc., unless earlier revoked in writing. The undersigned acknowledges that John K. Penver, Catherine Brophy and Maya Walker are not
assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: October 8, 2006                   /s/ Ian Bitterlin
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                                        Ian Bitterlin